EXHIBIT 5

July 20, 2017

Securities and Exchange Commission

Judiciary Plaza

100 F Street, NE

Washington, D.C.  20549

Re:  AAR CORP. — Registration of Deferred Compensation Obligations on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of AAR CORP., a Delaware corporation (the “Company”), and I am issuing this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of an aggregate amount of $50,000,000 of Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the AAR CORP. Supplemental Key Employee Retirement Plan (the “Plan”).

In this connection I have made such investigation and have examined such documents as I have deemed necessary in order to enable me to render the opinion contained herein.

Based on the foregoing, it is my opinion that, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Robert J. Regan
Robert J. Regan
Vice President, General Counsel and Secretary